Exhibit 99.1

Q1 2016 Results Announced for EQT Midstream Partners and EQT GP Holdings

PITTSBURGH--(BUSINESS WIRE)--April 28, 2016--EQT Midstream Partners, LP (NYSE: EQM) today announced first quarter 2016 results, including net income of $129.1 million, adjusted EBITDA of $141.6 million, and distributable cash flow of $133.3 million. EQT Midstream Partners, LP (EQM) adjusted operating income was $126.1 million, or 20% higher than the same quarter last year. The non-GAAP financial measures are reconciled in the Non-GAAP Disclosures section of this news release.

EQT GP Holdings, LP (NYSE: EQGP) today announced net income attributable to EQT GP Holdings, LP (EQGP) of $50.3 million for the first quarter.

EQM Highlights:

  Reported Q1 adjusted EBITDA and distributable cash flow ahead of guidance
  Increased adjusted EBITDA guidance for 2016 to $540 - $560 million
  Raised distributable cash flow guidance for 2016 to $470 - $490 million
  Maintained a 1.71x coverage ratio for the quarter
  Increased EQM per unit distribution by 22% compared to Q1 2015

In December 2013, EQM entered into a capital lease with EQT Corporation (EQT) for its Allegheny Valley Connector facilities (AVC), which includes a 200-mile pipeline regulated by the Federal Energy Regulatory Commission (FERC). EQM operates the AVC and the related revenue and expenses are included in the financial statements; however, the monthly lease payment to EQT offsets the impact on distributable cash flow. As a result, first quarter 2016 operating results are discussed on an adjusted basis, excluding the AVC. Payments due under the lease totaled $9.4 million for the first quarter. The revenue and expenses associated with the AVC are found in the reconciliation table in the Non-GAAP Disclosures section of this news release.

EQM first quarter adjusted operating revenue increased $24.9 million, or 17%, compared to the same quarter last year. The increase was primarily due to higher contracted firm gathering capacity and increased volumetric based transmission fees from EQT. Adjusted operating expenses were up $4.4 million versus the first quarter of 2015, consistent with the growth of the business.

QUARTERLY DISTRIBUTION

EQM

For the first quarter of 2016, EQM will pay a quarterly cash distribution of $0.745 per unit, which will be paid on May 13, 2016 to EQM unitholders of record at the close of business on May 6, 2016. The quarterly cash distribution is $0.035 per unit, or 5%, higher than the fourth quarter of 2015; and $0.135 per unit, or 22%, higher than the first quarter of 2015.

EQGP

For the first quarter of 2016, EQGP will pay a quarterly cash distribution of $0.134 per unit, which represents a 10% increase versus the fourth quarter of 2015. The distribution will be paid on May 23, 2016 to EQGP unitholders of record at the close of business on May 6, 2016. For the quarter, EQGP expects to receive $36.5 million of cash distributions from EQM and will distribute $35.7 million. The expected first quarter 2016 cash distributions from EQM are 63% higher than the comparable distributions EQT received from EQM in the first quarter of 2015, which was prior to the EQGP initial public offering.

GUIDANCE

EQM forecasts second quarter 2016 adjusted EBITDA of $133 – $138 million and raised its full-year 2016 adjusted EBITDA forecast to $540 – $560 million from $530 – $550 million. EQM also raised its full-year 2016 distributable cash flow forecast to $470 – $490 million from $460 – $480 million. Due to the seasonal nature of EQM’s utility customer contracts, second quarter 2016 revenue from these contracts will be lower than the first quarter by approximately $7 million.

EQM forecasts a per unit distribution of $3.19 for 2016, which is 21% higher than the 2015 per unit distribution of $2.635. EQM also reiterates its 20% per unit distribution growth target in 2017.

EQGP forecasts a per unit distribution of $0.62 for 2016, which is 55% higher than the pro-forma full-year 2015 per unit distribution of $0.40. For 2017, EQGP is expecting per unit distribution growth of at least 40%.

The financial and distribution guidance does not include financial impacts of potential acquisitions.

EQM CAPITAL EXPENDITURES

Expansion

Total expansion capital expenditures, including capital contributions to Mountain Valley Pipeline, LLC (MVP JV), totaled $125 million in the first quarter. EQM reiterates its forecast for 2016 total expansion capital expenditures, including capital contributions to MVP JV, of approximately $695 – $725 million.

In the first quarter, EQM invested approximately $46 million in a natural gas header pipeline for Range Resources. For 2016, EQM forecasts investments of approximately $195 – $205 million related to the header project.

EQM invested approximately $37 million in the Ohio Valley Connector (OVC) project during the first quarter. Approximately $210 – $220 million is expected to be invested in the OVC project in 2016.

During the first quarter, EQM invested approximately $25 million in gathering pipeline and compression infrastructure for EQT and third-party producers. A majority of the investment was related to the Northern West Virginia Marcellus Gathering System (NWV Gathering). EQM forecasts total gathering related investments of approximately $115 – $125 million in 2016.

EQM made a capital contribution of $11 million to MVP JV during the first quarter; and expects total capital contributions to MVP JV of $150 million in 2016.

EQM invested $6 million during the quarter in other transmission expansion projects; with a total of approximately $25 million expected for transmission projects in 2016.

Ongoing Maintenance

Ongoing maintenance capital expenditures are cash expenditures made to maintain, over the long-term, EQM operating capacity or operating income. EQM ongoing maintenance capital expenditures, net of expected reimbursements, totaled $2 million in the first quarter 2016. EQM forecasts full-year 2016 ongoing maintenance capital expenditures of approximately $25 million.

Project Update

Ohio Valley Connector

In January, EQM began construction of the 37-mile pipeline that will extend the transmission and storage system from northern West Virginia to Clarington, Ohio, providing shippers access to Mid-West and Gulf Coast markets. EQM has entered into a 20-year transportation service agreement with EQT for a total of 650 MMcf per day of firm transmission capacity on the OVC, which is expected to be in-service by year-end 2016.

Header Pipeline

In the first quarter, EQM began construction of a natural gas header pipeline for Range Resources. The pipeline is contracted to provide 600 MMcf per day of capacity and is backed by a ten-year firm capacity reservation commitment. EQM plans to complete the pipeline in two phases, with phase one expected to be in-service during the second half of 2016 and phase two in-service during the first half of 2017.

Mountain Valley Pipeline

MVP JV filed the formal application requesting the Federal Energy Regulatory Commission (FERC) authorization to construct the pipeline on October 23, 2015. MVP JV is currently in the regulatory review process with the FERC and targets a late 2018 in-service date. MVP JV has secured a total of 2 Bcf per day of firm capacity commitments at 20-year terms.

NON-GAAP DISCLOSURES

EQM Adjusted EBITDA and Distributable Cash Flow

As used in this news release, EQM adjusted EBITDA means EQM’s net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable), and non-cash long-term compensation expense less equity income, AFUDC - equity, and capital lease payments. As used in this news release, distributable cash flow means EQM adjusted EBITDA less interest expense excluding capital lease interest, capitalized interest and AFUDC - debt, and ongoing maintenance capital expenditures net of expected reimbursements. Distributable cash flow should not be viewed as indicative of the actual amount of cash that EQM has available for distributions from operating surplus or that EQM plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of EQM’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

  EQM’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;
  the ability of EQM’s assets to generate sufficient cash flow to make distributions to EQM unitholders;
  EQM’s ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQM believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing EQM’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, EQM’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles adjusted EBITDA and distributable cash flow with net income and net cash provided by operating activities as derived from the statements of consolidated operations and cash flows to be included in EQM’s quarterly report on Form 10-Q for the quarter ended March 31, 2016.

Reconciliation of EQM Adjusted EBITDA and Distributable Cash Flow

(Thousands)	Three Months Ended March 31, 2016
Operating revenues:
Transmission and storage	$87,285
Gathering	93,316
Total operating revenues	180,601
Operating expenses:
Operating and maintenance	16,645
Selling, general and administrative	16,292
Depreciation and amortization	15,478
Total operating expenses	48,415
Operating income	132,186
Other income	7,137
Interest expense	10,258
Net income	$129,065
Add:
Interest expense	10,258
Depreciation and amortization expense	15,478
Non-cash long-term compensation expense	195
Less:
Equity income	(1,589)
AFUDC - equity	(2,472)
Capital lease payments for AVC(1)	(9,364)
Adjusted EBITDA	$141,571
Less:
Interest expense excluding capital lease interest	(4,857)
Capitalized interest and AFUDC – debt	(1,430)
Ongoing maintenance capital expenditures net of expected reimbursements	(1,969)
Distributable cash flow	$133,315
Distributions declared(2):
Limited Partner	$57,836
General Partner	20,257
Total	$78,093
Coverage ratio	1.71x

(Thousands)	Three Months Ended March 31, 2016

Net cash provided by operating activities	$118,254
Adjustments:
Interest expense	10,258
Capital lease payments for AVC	(9,364)
Other, including changes in working capital	22,423
Adjusted EBITDA	$141,571

(1)	Reflects capital lease payments due under the lease. These lease payments are generally made on a one month lag.
(2)

Reflects cash distribution of $0.745 per limited partner unit for the first quarter and 77.6 million limited partner units outstanding as of March 31, 2016. If limited partner units are issued prior to May 6, 2016, the aggregate level of all distributions will be higher than reflected.

EQM Adjusted Operating Revenues, Adjusted Operating Expenses, Adjusted Operating Income and Adjusted Income Before Income Taxes

EQM adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes, all of which exclude the impact of the AVC, are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate EQM’s performance. The AVC did not have a net positive or negative impact on EQM’s distributable cash flow. Adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes should not be considered as alternatives to operating revenues, operating expenses, operating income or income before income taxes, or any other measure of financial performance presented in accordance with GAAP. The table below reconciles adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes with operating revenues, operating expenses, operating income and income before income taxes as derived from the statements of consolidated operations to be included in EQM’s quarterly report on Form 10-Q for the quarter ended March 31, 2016.

	Three Months Ended March 31, 2016
(Thousands)	Reported Results	Adjustment to exclude AVC	Adjusted Results (excludes AVC)
Operating revenues:
Operating revenues – affiliate	$131,418	$—	$131,418
Operating revenues – third party	49,183	(12,099)	37,084
Total operating revenues	180,601	(12,099)	168,502

Operating expenses:
Operating and maintenance	16,645	(1,218)	15,427
Selling, general and administrative	16,292	(1,517)	14,775
Depreciation and amortization	15,478	(3,251)	12,227
Total operating expenses	48,415	(5,986)	42,429
Operating income	132,186	(6,113)	126,073
Other income	7,137	—	7,137
Interest expense	10,258	(5,401)	4,857
Income before income taxes	$129,065	$(712)	$128,353

	Three Months Ended March 31, 2015(1)
(Thousands)	Reported Results	Adjustment to exclude AVC	Adjusted Results (excludes AVC)
Operating revenues:
Operating revenues – affiliate	$106,633	$—	$106,633
Operating revenues – third party	48,178	(11,252)	36,926
Total operating revenues	154,811	(11,252)	143,559

Operating expenses:
Operating and maintenance	14,479	(1,090)	13,389
Selling, general and administrative	15,653	(1,318)	14,335
Depreciation and amortization	11,927	(1,590)	10,337
Total operating expenses	42,059	(3,998)	38,061
Operating income	112,752	(7,254)	105,498
Other income	714	—	714
Interest expense	11,457	(5,925)	5,532
Income before income taxes	$102,009	$(1,329)	$100,680

(1)	Q1 2015 reflects full quarter results for NWV Gathering, which EQM acquired in March 2015.

Q1 2016 Webcast Information

EQM and EQGP will host a joint live webcast with security analysts today at 11:30 a.m. ET. Topics include first quarter 2016 financial results, operating results, and other matters. The webcast is available at www.eqtmidstreampartners.com, with a replay available for seven days following the call.

EQT, which owns EQGP’s general partner and holds a 90% limited partner interest in EQGP, will also host a webcast with security analysts today at 10:30 a.m. ET. EQM and EQGP unitholders are encouraged to listen to EQT’s webcast, as the discussion may include topics relevant to EQM and EQGP, such as EQT's financial and operational results, potential asset dropdown transactions, and specific reference to EQM and EQGP first quarter 2016 results. The webcast can be accessed via www.eqt.com, with a replay available for seven days following the call.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. The Partnership owns 700 miles and operates an additional 200 miles of FERC-regulated interstate pipelines; and also owns more than 1,600 miles of high- and low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com.

About EQT GP Holdings:

EQT GP Holdings, LP is a limited partnership that owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP. EQT Corporation owns a 90% limited partner interest in EQT GP Holdings, LP.

Visit EQT GP Holdings, LP at www.eqtmidstreampartners.com.

EQM and EQGP management speak to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the EQM and EQGP website at www.eqtmidstreampartners.com.

Cautionary Statements

EQM is unable to provide a reconciliation of its projected adjusted EBITDA and projected distributable cash flow to projected net income or projected net cash provided by operating activities, the most comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP), because of uncertainties associated with projecting future net income and changes in assets and liabilities.

The distribution amounts from EQM to EQGP are subject to change if EQM issues additional common units on or prior to the record date for the first quarter 2016 distribution.

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of EQGP and its subsidiaries, including EQM, including guidance regarding EQM’s transmission and storage and gathering revenue and volume growth; revenue and expense projections; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to transmission and gathering projects); the timing, cost, capacity and expected interconnects with facilities and pipelines of the Ohio Valley Connector and the Mountain Valley Pipeline (MVP); the ultimate terms, partners and structure of the MVP joint venture; natural gas production growth in EQM’s operating areas for EQT and third parties; asset acquisitions, including EQM’s ability to complete any asset purchases from EQT or third parties and anticipated synergies and accretion associated with any acquisition; internal rate of return (IRR); compound annual growth rate (CAGR); capital commitments, projected capital and operating expenditures, including the amount and timing of capital expenditures reimbursable by EQT, capital budget and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources and availability; distribution amounts, rates and growth; projected adjusted EBITDA and projected distributable cash flow, including the effect of the Allegheny Valley Connector (AVC) lease on distributable cash flows; future AVC lease payments; the timing and amount of future issuances of EQM common units under EQM’s $750 million at the market equity distribution program; the expected cash distributions from EQT Energy Supply, LLC; changes in EQM’s credit ratings; the effects of government regulation and litigation; and tax position. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. EQM and EQGP have based these forward-looking statements on current expectations and assumptions about future events. While EQM and EQGP consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the partnerships’ control. The risks and uncertainties that may affect the operations, performance and results of EQM’s and EQGP’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of EQM’s Form 10-K for the year ended December 31, 2015 as filed with the SEC and Item 1A, “Risk Factors” of EQGP’s Form 10-K for the year ended December 31, 2015 as filed with the SEC, in each case as may be updated by any subsequent Form 10-Qs. Any forward-looking statement speaks only as of the date on which such statement is made, and neither EQM nor EQGP intends to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQT Corporation and its subsidiaries, other than EQM and EQGP, is derived from publicly available information published by EQT.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of EQM’s and EQGP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of EQM’s and EQGP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not EQM or EQGP, as applicable, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

EQT Midstream Partners, LP Statements of Consolidated Operations (unaudited)

	Three Months Ended
	March 31,
(Thousands, except per unit amounts)	2016	2015(1)
Operating revenues(2)	$180,601	$154,811

Operating expenses:
Operating and maintenance	16,645	14,479
Selling, general and administrative	16,292	15,653
Depreciation and amortization	15,478	11,927
Total operating expenses	48,415	42,059
Operating income	132,186	112,752
Other income	7,137	714
Interest expense	10,258	11,457
Income before income taxes	129,065	102,009
Income tax expense	—	6,703
Net income	$129,065	$95,306

Calculation of limited partner interest in net income:
Net income	$129,065	$95,306
Less:
Pre-acquisition net income allocated to parent	—	(11,106)
General partner interest in net income – general partner units	(2,355)	(1,684)
General partner interest in net income – incentive distribution rights	(18,832)	(8,045)
Limited partner interest in net income	$107,878	$74,471

Net income per limited partner unit - basic	$1.39	$1.18
Net income per limited partner unit - diluted	$1.39	$1.18

Weighted average limited partner units outstanding – basic	77,593	63,211
Weighted average limited partner units outstanding – diluted	77,675	63,379

(1)	Q1 2015 reflects full quarter results for NWV Gathering, which EQM acquired in March 2015.
(2)	Operating revenues included affiliate revenues of $131.4 million and $106.6 million for Q1 2016 and Q1 2015, respectively.

EQT Midstream Partners, LP Operating Revenues

	Three Months Ended March 31,
(Thousands)	2016	2015(1)
Transmission and Storage
Firm reservation fee revenues	$70,109	$68,183
Volumetric based fee revenues:
Usage fees under firm contracts(2)	13,429	8,933
Usage fees under interruptible contracts	3,747	2,245
Total volumetric based fee revenues	17,176	11,178
Total transmission and storage revenues	$87,285	$79,361
Gathering
Firm reservation fee revenues	$79,182	$54,258
Volumetric based fee revenues:
Usage fees under firm contracts(2)	10,467	9,432
Usage fees under interruptible contracts	3,667	11,760
Total volumetric based fee revenues	14,134	21,192
Total gathering revenues	$93,316	$75,450

(1)	Q1 2015 reflects full quarter results for NWV Gathering, which EQM acquired in March 2015.
(2)	Includes commodity charges and fees on volumes transported or gathered in excess of firm contracted capacity.

EQT Midstream Partners, LP Operating Results

	Three Months Ended
	March 31,
	2016	2015(1)
OPERATING DATA (in BBtu per day):
Transmission pipeline throughput (excluding AVC)
Firm capacity reservation	1,417	1,798
Volumetric based services(1)	481	161
Total transmission pipeline throughput (excluding AVC)	1,898	1,959

Average contracted firm transmission reservation commitments (excluding AVC)	2,553	2,495

AVC transmission pipeline throughput	211	279

Gathered volumes
Firm reservation	1,380	1,046
Volumetric based services(2)	384	441
Total gathered volumes	1,764	1,487

CAPITAL EXPENDITURES (in thousands):
Expansion capital expenditures(3)	$113,532	$55,494
Maintenance capital expenditures:
Ongoing maintenance(4)	2,131	1,597
Funded regulatory compliance	175	640
Total maintenance capital expenditures	2,306	2,237
Total capital expenditures	$115,838	$57,731

(1)	Q1 2015 reflects full quarter results for NWV Gathering, which EQM acquired in March 2015.
(2)	Includes volumes transported or gathered under interruptible contracts and volumes in excess of firm contracted capacity.
(3)	Does not include capital contributions made to MVP. In Q1 2016, EQM made a capital contribution of $11.4 million to MVP.
(4)	Approximately $0.2 million of the Q1 2016 ongoing maintenance capital expenditures are expected to be reimbursed by EQT.

EQT GP Holdings, LP Statements of Consolidated Operations (unaudited)

	Three Months Ended
	March 31,
(Thousands, except per unit amounts)	2016	2015(1)
Operating revenues(2)	$180,601	$154,811

Operating expenses:
Operating and maintenance	16,645	14,479
Selling, general and administrative	17,249	15,653
Depreciation and amortization	15,478	11,927
Total operating expenses	49,372	42,059
Operating income	131,229	112,752
Other income	7,137	714
Interest expense	10,257	11,457
Income before income taxes	128,109	102,009
Income tax expense	—	20,334
Net income	128,109	81,675
Net income attributable to noncontrolling interests	77,787	47,741
Net income attributable to EQT GP Holdings, LP	$50,322	$33,934

Net income per limited partner unit – basic and diluted	$0.19	N/A

Weighted average limited partner units outstanding – basic and diluted	266,173	N/A

(1)	Q1 2015 reflects full quarter results for NWV Gathering, which EQM acquired in March 2015.
(2)	Operating revenues included affiliate revenues of $131.4 million and $106.6 million for Q1 2016 and Q1 2015, respectively.

CONTACT:
EQT Midstream Partners / EQT GP Holdings
Analyst inquiries please contact:
Nate Tetlow – Investor Relations Director, 412-553-5834
ntetlow@eqtmidstreampartners.com
or
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqtmidstreampartners.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqtmidstreampartners.com